Confidential

WITHOUT PREJUDICE SUBJECT TO CONTRACT

**Dated 17 March 2026**

---

**SiriusPoint International Insurance Corporation (publ)**

**and**

**Robin Gibbs**

# SETTLEMENT AGREEMENT

## Contents

**THIS AGREEMENT** is dated 17 March 2026 and is made BETWEEN:

(1) **SiriusPoint International Insurance Corporation (publ)** of 3rd Floor, 33 Gracechurch Street, London, EC3V0BT (the **Company**); and

**(2) Robin Gibbs (Employee)**

**WHEREAS:**

(A) The Employee asserts various claims against the Company arising out of the termination of the Employment or its termination including but not limited to unfair dismissal.

(B) The Employee and the Company have entered into this Agreement to record and implement the terms on which they have agreed to compromise and settle such claims and any other claims which the Employee may have in connection with the Employment, or the Employment Contract or its or their termination or his directorships or their termination or otherwise against the Company and/or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents and whether or not the claims are, or could be, in the contemplation of the parties at the time of signing the Agreement including, in particular the statutory complaints which the Employee raises in the Agreement.

(C) The Company is entering into this Agreement for itself and as agent for all its Group Companies and is duly authorised in that behalf and without any admission of liability.

(D) The parties intend this Agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements in the relevant legislation.

**IT IS AGREED** as follows:

## 1 Definitions and Interpretation

**Definitions**

1.1 In this Agreement references to specific clauses are references to clauses in this Agreement unless otherwise stated and:

**2013 Plan** means the SP Ltd. 2013 Omnibus Incentive Plan.

**2023 Plan** means the SP Ltd. 2023 Omnibus Incentive Plan.

**Adviser** means Philip Pepper of Shakespeare Martineau LLP being a "relevant independent adviser" as described in clause 15.1.

**Certificate** means the certificate signed by the Adviser in the form set out in Schedule 4.

**Employment** means the Employee's employment with the Company the terms of which are set out in the Employment Contract.

**Employment Contract** means the contract of employment between the Employee and the Company dated 1 December 2022.

**Group Company** means any holding company or parent undertaking for the time being of the Company or any subsidiary or subsidiary undertaking for the time being of the Company or of any such holding company or parent undertaking (for which purpose the expressions "holding company" and "subsidiary" shall have the meanings ascribed thereto by section 1159 Companies Act 2006 and the expressions "parent undertaking" and "subsidiary undertaking" shall have the meanings ascribed thereto by Section 1162 Companies Act 2006).

**Severance Payment** has the meaning given to that term in clause 3.1.

**Termination Date** has the meaning given to that term in clause 2.1.

1.2 The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3 A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4 A reference to one gender includes a reference to other genders.

1.5 Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6 References to Schedules are to Schedules in this Agreement which form part of (and are incorporated into) this Agreement.

## 2 Termination

2.1 The Employee's Employment with the Company as Chief Executive Officer under the terms of the Employment Contract will terminate on 30 April 2026 (the **Termination Date**).

2.2 The Employee shall be paid salary and contractual benefits in the normal way up to and including the Termination Date, less all deductions the Company is required to make. Between the date of this Agreement and the Termination Date the Employee shall go on a period of garden leave pursuant to the Employment Contract.

2.3 The parties agree that the Company will pay a sum in respect of 12.5 days accrued but untaken holiday less all deductions the Company is required to make.

2.4 The Employee agrees and acknowledges that save as detailed in this Agreement he has no outstanding entitlement to any benefits (including any bonus and share incentive awards) and that no such entitlement will accrue between the date of the Agreement and the Termination Date. In particular, the Employee agrees and acknowledges that his bonus award for 2025 was £0 and therefore he has no outstanding entitlement in respect of bonus for 2025.

2.5 The Company will pay the Employee all outstanding expenses properly and legitimately incurred on behalf of the Company in the proper performance of the Employee's duties up to the Termination Date on production of appropriate invoices and receipts subject to and in accordance with normal Company policy provided that such claims are submitted within 14 days of the Termination Date.

## 3 Severance Payment

3.1 Subject to and conditional on the Employee entering into and complying with the terms and obligations under this Agreement (including, without limitation clauses 8 and 9) and the warranties given by the Employee in this Agreement being true and accurate, and receipt by the Company of the Certificate duly signed and dated, the parties agree that termination of the Employment shall be treated as a "Termination of Employment not for cause" for the purposes of the contractual severance entitlement detailed in the Employment Contract and therefore Company shall pay to the Employee (without admission of liability) the sum of £401,700 (the **Severance Payment**). For the avoidance of doubt, the Severance Payment is inclusive of payment in lieu of notice for the Employee's six month notice period, any pro-rated annual bonus entitlement for 2026 and contractual severance pay. The Severance Payment shall be paid subject to deductions for income tax and employees' National Insurance contributions required by law.

3.2 Any further liability to tax on the Severance Payment and on any other benefits provided to the Employee pursuant to this Agreement shall be the Employee's alone and the Employee shall indemnify the Company in respect of such liability in accordance with clause 6.

3.3 Subject to the satisfaction of the conditions referred to in Clause 3.1 above and the Employee's continual compliance with his obligations under their Agreement, the Severance Payment shall be paid in 12 equal monthly instalments, with the first such instalment to be paid shall be paid on the first available payroll date of the Company following the later of the Termination Date and receipt by the Company of this Agreement signed by the Employee and the Certificate signed by the Adviser (as defined below) in the form set out in Schedule 4.

## 4 Insurance cover

4.1 Subject to and conditional on the Employee entering into and complying with the terms and obligations under this Agreement (and the warranties given by the Employee in this Agreement being true and accurate) and receipt by the Company of the Certificate, and as further compensation for loss of employment and without any admission of liability whatsoever, the Company shall from the Termination Date with the Employee's assistance use reasonable endeavours to transfer the benefit of the Company's private medical insurance currently enjoyed by the Employee to the Employee in order for coverage to continue for the Employee on a personal basis and the Company will continue to pay the monthly premia for such cover up to and including 30 April 2027.

4.2 Subject to and conditional on the Employee entering into and complying with the terms and obligations under this Agreement (and the warranties given by the Employee in this Agreement being true and accurate) and receipt by the Company of the Certificate, and as further compensation for loss of employment and without any admission of liability whatsoever, the Company shall from the Termination Date to 31 December 2026 continue Life assurance cover on the terms subsisting on the Termination Date.

4.3 If any scheme provider (including but not limited to any insurance company) refuses for any reason to provide any benefits to the Employee or specifies terms applicable to such policy which were not applicable immediately prior to the Termination Date, the Company shall not be liable to provide any such benefits itself or any compensation in lieu thereof.

4.4 Such provision of these benefits will be subject to the rules of the relevant schemes as varied from time to time and provided that the Employee is not entitled to receive equivalent benefits from another source. The Employee undertakes to inform the Company as soon as the Employee becomes entitled to receive equivalent benefits from another source.

4.5 In relation to the period between 1 January 2027 and 30 April 2027 the Company will pay the Employee the sum of £3,000 in lieu of life assurance subject to any required deductions in respect of tax and National Insurance.

4.6 The Company shall pay for 6 coaching sessions with Chris Dyson at the same rates and duration as applicable to previous sessions provided to the Employee and provided that Chris invoices the Company for these sessions directly.

## 5 Equity

5.1 Summary details of the awards granted to the Employee under the 2013 Plan and the 2023 Plan (together, the **Plans**), which are outstanding as at the date of this Agreement, and the extent to which these awards shall vest and the date of vesting, are set out in Schedule 7.

5.2 It is intended that each award from the Plans set out in Schedule 7, will be settled by the Company transferring the relevant number of shares to the Employee in accordance with the terms of the relevant Plans and thereafter providing appropriate evidence of the Employee's ownership of the relevant shares (via a duly executed share certificate or otherwise). The Company shall procure that the shares are transferred to the Employee's ownership within 7 days of the vesting date or written confirmation from the Employee to the Company setting out the arrangements to be put in place to ensure that appropriate deductions for income tax and employee's National Insurance contributions as required by law are made, which ever is later. Any portion of any awards that the Employee holds that does not vest in accordance with the table in Schedule 7 will lapse on the Termination Date.

5.3 The Employee further acknowledges and agrees that he does not hold any other rights to acquire shares, or to acquire interests in shares or in connection with shares, in the Company, or any Group Company or otherwise other than the rights conferred by the awards set out in this clause 5 and Schedule 7.

## 6 Tax indemnity

The Company makes no warranty as to the taxable status of the Severance Payment and benefits provided pursuant to this Agreement and accordingly the Employee undertakes that if the Company or any of its Group Companies is called upon to account to HM Revenue & Customs or similar authority in any other jurisdiction for any income tax, employees' National Insurance contributions, social security or similar liabilities, interest and/or penalties thereon arising in respect of the payments made and benefits provided under this Agreement, other than the income tax and National Insurance contributions deducted under clause 3 (such income tax, National Insurance contributions, interest and/or penalties referred to in this Agreement as the "excess tax"), and if the Company or any other company pays the excess tax to the HM Revenue & Customs or similar authority in any jurisdiction, the Employee will, at the written request of such company immediately pay to such company an amount equal to the excess tax (on an after-tax basis) provided always that this indemnity shall not apply to any penalties or interest which arise as a result of any unreasonable delay of the Company (and provided the Employee has not contributed to, or caused the delay in any way).

## 7 Resignation of offices

7.1 The Employee shall immediately resign as a director of the Company and any of its Group Companies of which he is a director, and from any other offices which he holds in the Company and any of its Group Companies, by delivering to the Company a letter of resignation in accordance with the draft annexed in Schedule 2, such resignations to take effect from the Termination Date.

7.2 The Employee shall immediately do all such acts and things as the Company may require to effect the resignations pursuant to clause 7.1 above.

## 8 Secrecy

8.1 The Employee undertakes that he will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the Company or any of its Group Companies or any of its or their officers, trustees, directors, shareholders, employees or agents.

8.2 The Company shall use its reasonable endeavours to ensure that the Directors of the Company (or any direct reports of the Group CEO (Scott Egan)) shall not knowingly, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, which they know are untrue or misleading with the intention of damaging or lowering the Employee's reputation whether in writing or otherwise. The Company's obligation under this clause shall be limited to (i) the Directors of the Company and any direct reports of the Group CEO (Scott Egan) as at the date of this Agreement; and (ii) the period during which those relevant individuals remain engaged by the Company or any Group Company and shall cease thereafter. The Company reserves the right to make such disclosures as are required by law or regulatory requirements notwithstanding that such disclosures may deviate from the terms of this clause 8.2.

8.3 The Employee agrees not to make, or cause to be made (directly or indirectly), any statement to the media concerning the Employment or its termination or the Employee's resignation from the Company or Group Company directorships or other offices without the prior written consent of the Company (or as may be required by law). The Employee also agrees to update any entry on any social networking site to reflect the fact the Employment and the directorships and other offices have terminated with effect from the Termination Date.

8.4 The Employee agrees not to conduct himself in any way which is inconsistent with having surrendered his authority, whether in matters of the internal administration of the Company or any other Group Company or externally. The Employee will not represent himself as being employed by, or connected in any way with, the Company or any other Group Company following the Termination Date.

8.5 Both the Employee and the Company agree to keep the terms on which the Employment is terminated and the amount of any settlement and all discussions and other correspondence on this subject strictly confidential except and as provided in clauses 8.6 and 8.7 below or as required by law or regulatory requirements.

8.6 Nothing in this Agreement shall prevent the Employee from:

(a) making a protected disclosure under section 43A of the Employment Rights Act 1996; or

(b) making any disclosures permitted under section 17 of the Victims and Prisoners Act 2024;

(c) making a disclosure to a regulator regarding any misconduct, wrongdoing or serious breach of regulatory requirements, or reporting a criminal offence to any law enforcement agency; or

(d) co-operating with any law enforcement agency regarding a criminal investigation or prosecution; or

(e) co-operating with any legal or regulatory process to which the Executive is obliged to provide information or assistance; or

(f) disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and national insurance liabilities arising from your employment or its termination; or

(g) making any other disclosure as required by law.

8.7 The parties are permitted to make a disclosure or comment that would otherwise be prohibited by clauses 8.2 and 8.3 if, where necessary and appropriate:

(a) in the case of the Employee it is made to:

(i) any person who owes a duty of confidentiality to the Employee (which the Employee agrees not to waive) in respect of information which the Employee discloses to them including professional advisers, (legal or tax advisers), or persons providing the Employee with medical, therapeutic, counselling or support services; or

(ii) spouse, civil partner or partner or immediate family, provided that they agree to keep the information confidential; or

(iii) relevant tax authorities, and otherwise as may be required to be disclosed by law or regulatory authorities or as ordered by a court of competent jurisdiction;

(b) in the case of the Company it is made to:

(i) the Company's officers, employees or workers provided that they agree to keep the information confidential; or

(ii) any person who owes a duty of confidentiality to the Company (which the Company agrees not to waive) in respect of information which the Company discloses to them, including legal, tax, compliance or other professional advisers;

and shall require that anyone to whom such disclosure is made keeps the matter confidential [save and except that the Company and the Employee agree that the Company

will publish a joint press release in the form set out in Schedule 5 and a notice to staff in the form set out in Schedule 6 on or around the Termination Date.

## 9 Confidential Information and Covenants

**Confidential Information**

9.1 The Employee agrees and acknowledges that the confidentiality obligation in Exhibit A to the Employment Contract (*Executive Restrictive Covenant Agreement*) and expressed to have ongoing effect past the Termination Date, shall remain in full force and effect notwithstanding the termination of the Employment.

**Covenants**

9.2 The Employee agrees and acknowledges that the restrictive covenants contained in Exhibit A to the Employment Contract (*Executive Restrictive Covenant Agreement*) of the Employment Contract and expressed to have ongoing effect past the Termination Date, shall remain in full force and effect notwithstanding the termination of the Employment.

## 10 Company property

10.1 The Employee represents and confirms that he will return on or before the Termination Date to the Company without modification all property belonging to the Company or any Group Company in satisfactory condition which is in his possession, custody or under his control, including but not limited to keys, security pass, credit or charge cards, equipment, mobile phone or other device, laptop and printer, records, correspondence, documents, files and other information of any description (whether originals, copies or extracts) belonging or licensed to the Company or any of its Group Companies.

10.2 Notwithstanding the foregoing, the Employee warrants that he will not retain any copies and that he will delete irretrievably from any non-Company devices and will not retain, will have no access to and will not hold any documents, software, disks including all back up disks, and copies thereof or other media (including such systems (including "cloud" storage systems) and data storage services provided by third parties) which contain confidential and/or proprietary information in relation to the business of the Company and/or any Group Company and/or any of their customers, suppliers or other business/trading partners and which belong to the Company and/or any Group Company including, but not limited to, all product information, technical information, legal information, financial information, customer and supplier data base information, company marketing, promotional and sales lead information and information containing details of relating to the requirements of customers, suppliers and/or business/trading partners.

10.3 If, after the date of this Agreement, the Employee discovers that, notwithstanding the terms of this clause 10, he does retain any property, he will return it forthwith.

10.4 In addition the Employee will provide the Company with all necessary information and access as will allow such person as the Company may determine to access any computer equipment owned by the Employee, Company or any Group Company and used by the Employee to enable any Group Company to verify, and if necessary take steps to ensure compliance with this clause 10.

## 11 Reference

The Company agrees to provide to the Employee, and to any prospective employer requesting the same, a written reference in the form of Schedule 3 to this Agreement, subject always to the Company's compliance with its regulatory or other obligations to third parties relating to the giving of references (including the Company's obligations under the FCA's/PRA's regulatory reference regime) provided always that, (i) any request for a reference is directed to Karen Caddrick (or if relevant her successor from time to time); and (ii) should the Company or any Group Company obtain information after the date of this Agreement, the facts of which would have amounted to a fundamental breach of the terms of the Employment Contract by the Employee and as a result of which the Company would not have agreed to provide a reference in the form of Schedule 3, the Company will inform the Employee, and may decline to give a reference in the form in Schedule 3 or give an alternative reference. For the avoidance of doubt, the Company reserves the right to make such disclosures as are required by law or regulatory requirement, notwithstanding that such disclosures may deviate from the terms of the reference set out in Schedule 3.

## 12 Breach of Agreement and compensation payable to the Employee

12.1 The Employee acknowledges that the Company has agreed the terms of this Agreement in reliance on the representations and warranties in this Agreement (including, without limitation those set out in clause 15 below) and agrees that if, having entered into this Agreement, the Employee:

(a) breaches any of the representations or warranties; and/or

(b) brings any proceedings (including making complaints to professional or trade or regulatory bodies but excluding any such claim falling within the definition of a "qualifying disclosure" within section 43B of the Employment Rights Act 1996) relating to the Employment, the Employment Contract, or their termination against the Company, any Group Company or its or their officers, trustees, directors, shareholders, employees or agents; and/or

(c) is awarded any compensation or damages by an employment tribunal or civil court,

then, without prejudice to any other remedies that the Company or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents may have, the Employee hereby undertakes to indemnify and hold harmless the Company and each Group Company and its or their officers, trustees, directors, shareholders, employees or agents and to keep it and them indemnified fully at all times against all claims, demands, actions, proceedings, damages, losses, costs (including without limitation legal costs) and/or liabilities which are made or brought against or incurred or suffered by the Company or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents in consequence of, or which are attributable to, a default by the Employee as set out in this clause 12, together with all costs (legal or otherwise) and expenses incurred by the Company or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents in seeking to enforce the provisions of this indemnity against the Employee.

12.2 The Employee further agrees, and without prejudice to any other rights or remedies of the Company or any Group Company arising from such action, that if in breach of this Agreement, the Employee institutes or continues any proceedings against the Company or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents relating to the Employment, the Employment Contract or its or their termination or his directorships or their termination (including making complaints to professional or trade or regulatory bodies but excluding any such claim falling with the definition of a "qualifying disclosure" within section 43B Employment Rights Act 1996) and if any award is made to the Employee in respect of such proceedings (the **Award**) that:

(a) if the net value of the Award (after any deductions required by law are made, except for deductions which are refundable or otherwise result in payments being made by any tax authority to the Employee) (**Net Award**) is less than the total value of the severance payments and benefits set out in clauses 3 to 4 (after any deductions required by law are made, except for deductions which are refundable or otherwise result in payments being made by any tax authority to the Employee) (**Net Severance Payment**), then at the Company's sole election the Employee shall repay to the Company a sum equal to the Net Award and such sum shall be recoverable as a debt or the amount will be set off against and reduce the Net Award to zero; and

(b) if the Net Award is more than the Net Severance Payment the, at the Company's sole election, the entire Net Severance payment shall be immediately repayable by the Employee to the Company and shall be recoverable as a debt.

12.3 In addition, the Employee recognises that in the circumstances described in clause 12.2 the Company will no longer be bound by its obligations under clauses 4 (Insurance cover), 8 (Secrecy) and 11 (Reference).

## 13 Legal expenses

The Company shall on the production of a valid VAT invoice addressed to the Employee but marked payable by the Company pay to the Employee's solicitors, up to a maximum sum of £3,000 plus VAT in respect of the Employee's legal expenses to the extent these are incurred in connection with the termination of the Employment and/or relate exclusively to the negotiation and preparation of this Agreement. These costs will be paid by the Company following receipt of a properly addressed invoice. The Employee warrants that such legal costs were incurred solely in relation to the termination of the Employment and the preparation of the Agreement.

## 14 Settlement of claims

14.1 The Employee acknowledges that he has carefully considered the facts and circumstances relating to the Employment, the Employment Contract, their termination and his directorships and their termination and agrees that he will not institute any proceedings or complaints before an employment tribunal or court arising out of or in connection with the Employment or the Employment Contract or their termination or his directorships or their termination in respect of any of the claims set out in Schedule 1 to this Agreement and will not assist or encourage any third party to bring any similar claims or proceedings.

14.2 The Employee confirms that he is not aware of having any claim for personal injury against the Company or any Group Company at the date of this Agreement.

14.3 Without prejudice to the Employee's rights to enforce any part of this Agreement or to bring a claim in respect of any breach of this Agreement, the Employee agrees that, in consideration of the Severance Payment, the terms of this Agreement are offered by the Company without any admission of liability and are in full and final settlement of all claims, costs, expenses and causes of action of any kind and which are hereby waived, including but not limited to:

(a) the claims set out in Schedule 1; and

(b) any other claims whether at common law, under statute, equity under contract or otherwise and in any jurisdiction in the world,

which he may have against the Company or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents arising out of or connected with his Employment or its termination or the Employment Contract or its termination or his directorships or their termination excepting any claims for personal injury of which the Employee was not aware and could not reasonably have been aware at the date of this Agreement or accrued pension rights whether such claims are or could be known to the parties and whether or not they are or could be in contemplation of the parties at the date of this Agreement in any jurisdiction. The Employee

hereby agrees that, except for the sums and benefits referred to in this Agreement, no other sums or benefits are due to him from the Company or any Group Company.

## 15 Warranties

15.1 The Employee represents, warrants and undertakes that:

(a) before entering into this Agreement, he has received advice from a “relevant independent adviser” (the **Adviser**) (for the purposes of the legislation specified in clause 16 below) as to the terms and effect of this Agreement (and in particular its effect on the Employee’s ability to pursue the claims specified in Schedule 1 to this Agreement) and that he will procure that the Adviser forthwith provides a certificate in the form of Schedule 4 to this Agreement and that in such Schedule the name and other relevant details of the Adviser are correctly set out;

(b) the Adviser has confirmed to the Employee that they are a solicitor holding a current practising certificate and that there is in place a policy of insurance or indemnity provided for members of a profession or professional body covering the risk of a claim by the Employee in respect of any loss arising in consequence of their advice;

(c) before receiving the advice, he has disclosed to the Adviser all facts and issues which may give rise to a claim against the Company, or any Group Company or its or their officers, trustees, directors, shareholders, employees or agents (whether past or present);

(d) the claims and prospective proceedings listed at clause 14 and Schedule 1 are all of the claims and prospective proceedings that the Employee has against the Company, any Group Company or their, officers, trustees, directors, shareholders, employees or agents arising out of or in connection with the Employment, the Employment Contract or his directorships or other offices or its or their termination and that the Employee is not aware of any other claim, whether statutory or not, that he may have against the Company or any Group Company or any of its or their officers, trustees, directors, shareholders, employees or agents and is not aware of any facts or circumstances which may give rise to any such claim;

(e) as of the date of this Agreement, the Employee has not commenced employment and has not received either orally or in writing or accepted or agreed to accept any offer of employment from a third party or has an immediate expectation of receiving such an offer. The expression “employment” for the purpose of this clause includes a contract of service, a contract for services or a partnership;

(f) as at the date of this Agreement, there are no circumstances of which the Employee is aware or of which the Employee ought reasonably to be aware which would amount to a

repudiatory breach by the Employee of any express or implied term of the Employment which would entitle (or would have entitled) the Company to terminate the Employment without notice or payment in lieu of notice and any payment to the Employee pursuant to this Agreement is conditional upon this being so. Furthermore, in the event that the Company, after the date of this Agreement, becomes aware that the Company has or had grounds to terminate the Employment without notice in accordance with the Employment Contract or summarily in response to a breach of contract by the Employee, then in addition to any other remedies which the Company may have, the Net Severance Payment will immediately become repayable by the Employee as a debt to the Company. To the extent that at any time after the Employee has made a repayment in accordance with this clause he receives a refund for any tax and/or social security contributions paid in respect of the Severance Payment the Employee agrees to immediately pay an amount equal to such refunded tax and/or social security contributions to the Company;

(g) save in respect of the payments and benefits payable under this Agreement, the Employee is not owed any sum by the Company or any Group Company;

(h) he will provide such assistance as shall be required by the Company and any Group Company in the performance of such tasks necessary to ensure an orderly handover of duties to such person or persons as the Company may nominate.

(i) he will, on the request of the Company or any Group Company, assist it or them in any threatened or actual litigation concerning it or them where he has in his possession or knowledge any facts or other matters which the Company or any Group Company reasonably considers is relevant to such legal proceedings (including but not limited to giving statements/affidavits, providing documents, meeting with the legal and other professional advisers and attending any legal hearing and giving evidence in person on behalf of the Company or any Group Company). Such assistance will also be given in any internal investigation or any regulatory investigation, action or proceedings. The Company or the relevant Group Company shall reimburse the Employee for reasonable expenses properly incurred by him in giving such assistance as are agreed by the Company, provided that all such sums are approved in advance by the Company in writing and subject to the Employee providing such receipts or other evidence as the Company may require in respect of those sums; and

(j) he will not provide any current or former employee, worker or contractor of the Company or any Group Company with any assistance in any current or future legal proceedings brought against the Company or any Group Company, unless such assistance is for the purposes set out in clause 8.6 or required by law or otherwise ordered by a court or tribunal; and

(k) he has not issued proceedings before the employment tribunals, High Court or County Court in respect of any claim in connection with the Employment, the Employment Contract or its termination [or the directorships or their termination and the Employee undertakes that neither he nor anyone acting on his behalf will present such an application or claim; and

(l) he has not submitted, and shall not submit, to the Company or any Group Company any grievance or appeal relating to the Employment, the Employment Contract or its or their termination.

15.2 The waiver in clause 14.1 shall have effect irrespective of whether or not, at the date of this Agreement, the Employee is or could be aware of such claims or have claims in his express contemplation (including such claims of which the Employee becomes aware after the date of this Agreement in whole or in part as a result of new legislation or the development of common law or equity).

15.3 The Employee acknowledges that the Company acted in reliance on these warranties in this clause 15 when entering into this Agreement.

## 16 Compliance with Legislation

16.1 The conditions regulating settlement agreements and compromise agreements contained in:

(a) section 203(3) Employment Rights Act 1996;

(b) section 147(3) Equality Act 2010;

(c) section 77(4A) Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970);

(d) section 72(4A) Race Relations Act 1976;

(e) section 288(2B) Trade Union and Labour Relations (Consolidation) Act 1992;

(f) Schedule 3A Part 1 paragraph 2 Disability Discrimination Act 1995;

(g) regulation 35(3) of the Working Time Regulations 1998;

(h) section 49(4) of the National Minimum Wage Act 1998;

(i) regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(j) regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(k) Schedule 4, Paragraph 2(2) Employment Equality (Sexual Orientation) Regulations 2003;

(l) Schedule 4, Paragraph 2(2) Employment Equality (Religion or Belief) Regulations 2003;

(m) paragraph 13 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

(n) Schedule 5 paragraph 2(2) of the Employment Equality (Age) Regulations 2006;

(o) Section 58 Pensions Act 2008,

are intended to be and have been satisfied.

## 17 Miscellaneous

17.1 This Agreement may be executed in any number of counterparts, each of which when executed shall be an original, and all counterparts together shall constitute one and the same instrument. Delivery of an executed signature page of a counterpart by facsimile transmission or by electronic mail on Adobe TM Portable Document Format (PDF) or by electronic signature using an e-signing platform shall take effect as delivery of an executed counterpart of the Agreement.

17.2 The parties confirm that they consider the provisions of this Agreement to be valid, reasonable and enforceable. However, without prejudice to the above, the parties acknowledge and agree that various provisions and sub-provisions in this Agreement are severable and that if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions or sub provisions of this Agreement or parts thereof.

17.3 The failure to exercise or delay in exercising a right or remedy provided by the Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies.

17.4 A waiver of a breach of any of the terms of this Agreement or of a default under this Agreement does not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement.

17.5 A waiver of a breach of any of the terms of this Agreement or of a default under this Agreement will not prevent a party from subsequently requiring compliance with the waived obligation.

17.6 The rights and remedies provided by this Agreement are cumulative and (subject to as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law.

17.7 This Agreement and any non-contractual obligations connected with it shall be governed by and interpreted in accordance with English law. The parties hereby submit to the jurisdiction of the English courts.

17.8 Subject to any provision which specifically refers to a Group Company or any officer, trustee, director, shareholder, employee or agent of the Company or any Group Company and which is intended to confer benefits on any such Group Company, officer, trustee, director, shareholder, employee or agent no term of this Agreement is enforceable by a person who is not party to it. The terms of this Agreement may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by agreement in writing by the parties or this Agreement may be rescinded (in each case) without the consent of any third party.

## 18 Whole agreement

18.1 This Agreement (together with the provisions of the Employment Contract referred to in clause 9 of this Agreement) sets out the entire agreement between the parties and supersedes all prior discussions between them or their advisers and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings whenever given and whether orally or in writing.

18.2 If signed by all parties to the Agreement it shall then, notwithstanding being marked “without prejudice” or “without prejudice subject to contract” and subject to any written agreement to the contrary, be treated as an open and binding agreement.

SIGNED by **Karen Caddick** )
)
for and on behalf of the Company )
dated )



SIGNED by **Robin Gibbs** )
the Employee )
dated )

